RELEASE

The undersigned hereby declares that they are the true and lawful owner(s) and holder(s) of the claim secured by a Deed of Trust executed by DIVERSIFIED PRODUCT INSPECTIONS, INC. to FMLS, INC., Trustee for REGIONS BANK SUCCESSOR IN INTEREST OF AMSOUTH BANK, recorded in Book 1381, Page 1788 in the Register of Deeds Office of Anderson County, Tennessee, to which instrument reference is hereby made, and for a valuable consideration in hand paid do hereby acknowledge full satisfaction thereof and do hereby release the lien of said instrument in full.

IN WITNESS WHEREOF, I have hereunto subscribed my name(s) this the 10th day of April, 2009.

REGIONS BANK

BY:	/s/ Brenda L. Colwell

ITS:	Vice President/Business Banker

STATE OF TENNESSEE

COUNTY OF ANDERSON

Before me, the undersigned, a Notary Public of said County and State aforesaid, personally appeared, Brenda L. Colwell, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself/herself to be Vice-President/Business Banker of REGIONS BANK, the within named bargainor, a Corporation, and he/she as such officer, executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by himself/herself as such officer.

Witness my hand, at office, in Anderson County, Tennessee, this 10th day of April, 2009.

/s/ Jane M. Holt
Notary Public

My Commission Expires:	04/06/2010

PREPARED BY:	MAGILL, CRYE & CIZEK
Attorneys at Law
125 N. Main St.
Clinton, Tennessee 37716